Exhibit 99.1

November 14, 2008
Doral Financial Corporation Reports Financial Results
For the Quarter Ended September 30, 2008
Continued Improvement Across Key Fundamentals
San Juan, Puerto Rico—November 14, 2008—Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”), the holding company of Doral Bank, a leading community bank based in Puerto Rico, announced today results for the quarter ended September 30, 2008. The Company reported a net loss for the quarter ended September 30, 2008 of $1.8 million, compared to a net loss of $62.1 million for the comparable 2007 period, a reduction of its net loss of $60.4 million.
The Company also reported that its two banking subsidiaries, Doral Bank and Doral Bank, FSB, continue to maintain regulatory capital ratios above well capitalized requirements.
Doral continues to generate improvement in many of its key fundamentals:
•	Reported a pre-tax loss of $0.7 million in the third quarter of 2008 compared to a pre-tax loss of $148.4 million for the comparable 2007 period.

•	Expanded Net Interest Margin from 1.81% in the third quarter of 2007 to 1.96% in the third quarter of 2008.

•	Raised net interest income contribution by 20% to $134.9 million in the first three quarters of 2008 from $112.2 million for the corresponding 2007 period, and by 19% to $47.0 million in the third quarter of 2008, from $39.4 million for the corresponding 2007 period.

•	Opened more than 90,000 retail deposit accounts since the beginning of the year, including over 34,000 in the third quarter. Increased retail banking and insurance fees 53% to $10.4 million for the third quarter 2008, compared to $6.8 million for the corresponding 2007 period.

•	Lowered non-interest expense as a result of the Company’s efforts to control costs and the elimination of expenses related to its recapitalization efforts; non-interest expense for the third quarter of 2008 fell 28% to $52.4 million, compared to $73.2 million for the corresponding period in 2007.

•	Continued to strengthen compliance, as seen in the FDIC’s recent termination of the consent order related to historic BSA compliance issues.
•	Continues to implement innovative community programs, including Ruta Pink, aimed to promote early detection of breast cancer by providing free mammograms. So far, Ruta Pink has provided 965 mammograms island wide. Doral also launched the community program domingos d museo, which provided free entrance to the Puerto Rico Museum of Art featuring a festival of art and educational activities. More than 10,000 people visited the museum during the program.

“Even as we remain watchful over the economic environment, we are continuing to move forward with our overall transformation to a full service community bank. The ongoing improvement across our key fundamentals is a reflection of the progress we have made in our transformation strategy. The actions we’ve taken to date have allowed us to grow our core operating income, enhance our underwriting standards, reduce costs, improve compliance and preserve capital. Although we have more work ahead, these actions provide Doral financial strength during this difficult economic environment,” said Glen R. Wakeman, President and CEO of Doral Financial Corporation.
FINANCIAL HIGHLIGHTS

	Current Quarter v. Same Period 2007
	(Quarter to Date, Unaudited, $ in thousands except share data)
	September	September	Variance v.
	2008	2007	Same
	Actual	Actual	Period
Net interest income	$47,040	$39,435	$7,605
Provision	7,209	5,062	2,147
Non-interest income	11,921	(109,569)	121,490
Non-interest expense	52,448	73,218	(20,770)

Net (loss) income before tax	(696)	(148,414)	147,718
Tax expense (benefit)	1,060	(86,266)	87,326

Net (loss) income	(1,756)	(62,148)	60,392
Net (loss) income available to common stockholders	(10,080)	(70,472)	60,392
Diluted (loss) earnings per common share	$(0.19)	$(1.59)	$1.40
Diluted weighted average number of common shares outstanding	53,810,110	44,338,061	9,472,049
Net interest margin	1.96%	1.81%	0.15%

Set forth below are the regulatory capital ratios of Doral Financial and its two banking subsidiaries as of September 30, 2008, based on existing federal regulatory agency requirements. For purposes of this table, the ratios for Doral Financial are calculated as if the Doral Financial were the ultimate holding company subject to regulatory capital ratio requirements.

	As of September 30, 2008
				Well-	Adequately-
	DORAL	DORAL	DORAL	Capitalized	Capitalized
REGULATORY CAPITAL RATIOS	FINANCIAL[2]	BANK PR	BANK NY	Minimum	Minimum
Total Capital (Total capital to risk-weighted assets)	17.9%	16.3%	18.2%	10.0%	8.0%
Tier 1 Capital Ratio (Tier 1 capital to risk-weighted assets)	16.5%	15.0%	17.6%	6.0%	4.0%
Leverage Ratio [1]	9.9%	7.7%	14.1%	5.0%	4.0%

[1]	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

[2]	Doral Financial was not subject to regulatory capital requirements as of September 30, 2008. Ratios were prepared as if the Company were subject to the requirement for comparability purposes.
Net loss attributable to common shareholders for the third quarter of 2008 amounted to $10.1 million, or a diluted loss per share of $0.19, compared to net loss of $70.5 million, or a diluted loss per share of $1.59, for the third quarter of 2007.
Net loss for the third quarter of 2008 improved compared to the third quarter of 2007, principally due to (1) a $121.5 million increase in non interest income, (2) a $20.8 million reduction in non interest expense, and (3) a $7.6 million increase in net interest income, partially offset by (i) an $87.3 million increase in income tax expense and (ii) a $2.1 million increase in the provision for loan and lease losses.
Net interest income for the third quarter of 2008 rose by $7.6 million to $47.0 million, compared to $39.4 million for the same period in 2007, primarily driven by a $9.7 million decline in interest expense partially offset by a reduction of $2.0 million in interest income.
The Company’s reduction in leverage, together with the decline in cost of funds, resulted in an expansion in the net interest margin from 1.81% in the third quarter of 2007 to 1.96% in the third quarter of 2008.
The provision for loan and lease losses for the third quarter of 2008 amounted to $7.2 million, compared to $5.1 million for the corresponding period in 2007, mostly due to the increase in delinquencies in the residential loan portfolio. The Company assists borrowers with initiatives such as the Loan Restructuring Program. As of September 30, 2008, without reducing rate or forgiving principal and interest, the Company has processed $217.7 million worth of residential mortgage, construction and commercial loans through the program.
Non-interest income for the third quarter of 2008 was $11.9 million, compared to a loss of $109.6 million for the same period in 2007, an increase of $121.5 million. The non-interest loss in the third quarter of 2007 was primarily related to the sale of $1.9 billion in securities and extinguishment of associated liabilities as part of the Company’s effort to reduce its interest rate risk profile. During the third quarter of 2008, the Company terminated its repurchase financing and TBA (“to-be-announced”) forward agreements with Lehman Brothers, as a result of the commencement of a Securities Investor Protection Corporation liquidation proceeding against Lehman Brothers, resulting in a $4.2 million charge. The charge relates to the realization of a loss arising from the sale of securities that were held by Lehman Brothers under the terminated repurchase financing and forward agreements.
Non-interest expense for the third quarter of 2008 was $52.4 million, compared to $73.2 million for the corresponding period in 2007. The $20.8 million improvement was driven by cost control measures implemented in 2008 and the elimination of expenses associated with the 2007 recapitalization.
Doral Financial recognized an income tax expense during the third quarter of 2008 of $1.1 million, compared to an $86.3 million tax benefit for the corresponding period in 2007, principally related to changes in the valuation allowance for deferred tax assets.

Loan production was $318.3 million during the third quarter of 2008, compared to $354.0 million for the comparable period in 2007, a decrease of approximately 10% primarily the result of tighter underwriting standards and the decision to cease financing the construction of new housing projects in Puerto Rico.
Total assets as of September 30, 2008 were $10.0 billion, an increase of 7% compared to $9.3 billion as of December 31, 2007, due primarily to a net increase in the Company’s available for sale securities portfolio of approximately of $939.4 million and an increase in its loan portfolio of $166.5 million, partially offset by a $524.5 million reduction in cash and due from banks, money market investments and securities purchased under agreements to resell. Total liabilities increased $875.1 million from approximately $8.0 billion as of December 31, 2007 to approximately $8.8 billion as of September 30, 2008, principally due to the increase of borrowings used to finance the purchase of the securities.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its other press releases, in its periodic and other filings with the Securities and Exchange Commission or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be”, “will allow”, “intends to”, “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project”, “believe”, “expect”, “may” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the ability of Doral Financial to collect full or partial payment of the $43.3 million receivable from Lehman Brothers, Inc. (“LBI”), which relates to the excess of the value of securities owned by Doral Financial that were held by LBI above the amounts owed by Doral Financial under the terminated repurchase agreements and forward agreement, and the possibility that Doral Financial may have to accrue a loss with respect to this receivable once it obtains additional information regarding the SIPC liquidation proceeding for LBI and the financial condition of LBI. Depending on the amount of loss, if any, that may ultimately be accrued by Doral Financial with respect to the pending LBI claim, the results of operations of Doral Financial in the applicable period may be significantly adversely affected.
•	A decline in the market value of our mortgage-backed securities and other assets may require us to recognize an “other-than-temporary” impairment against such assets under Generally Accepted Accounting Principles (“GAAP”) if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold assets to maturity or for a period of time sufficient to allow for recovery of the amortized cost of such assets.

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of Doral Financial’s loans and other assets;
•	Doral Financial’s ability to derive sufficient income to realize the benefit of its deferred tax assets;
•	the strength or weakness of the Puerto Rico and the United States economies;
•	decreased demand for our products and services and lower revenue and earnings because of a recession in the United States and a continued recession in Puerto Rico;
•	increased funding costs due to a market illiquidity and increased competition for funding;
•	changes in interest rates and the potential impact of such changes in interest rates on Doral Financial’s net interest income;
•	the commercial soundness of the various counterparties of financing and other securities transactions of Doral Financial, which could lead to possible losses when the collateral held by Doral Financial to secure the obligations of the counterparty is not sufficient or to possible delays or losses in recovering any excess collateral belonging to Doral Financial held by the counterparty;
•	the performance of U.S. capital markets;
•	the fiscal and monetary policy of the federal government and its agencies;
•	potential adverse development from ongoing enforcement actions by bank regulatory agencies;
•	higher credit losses because of federal or state legislation or regulatory action that either (i) reduces the amount that our borrowers are required to pay to us, or (ii) limits our ability to foreclose on properties or collateral or makes foreclosures less economically feasible;
•	changes in our accounting policies or in accounting standards, and changes in how accounting standards are interpreted or applied;
•	risks arising from material weaknesses in Doral Financial’s internal control over financial reporting; and
•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
Doral Financial does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors, the risk factors outlined under Item 1A, Risk Factors, in Doral Financial’s 2007 Annual Report on Form 10-K, and the additional risk factors included in Item 1A of Part II of the September 30, 2008 Quarterly Report on Form 10Q.

For further information regarding Doral Financial, please read the Doral Financial’s reports filed with the Securities and Exchange Commission and available at www.sec.gov, which include Doral Financial’s Quarterly Report on Form 10-Q for the Quarter ended September 30, 2008.
Contacts:
Investor Relations:
Roberto Reyna
SVP Investor Relations
787-474-5498
Media:
Lucienne Gigante
VP Public Relations
787-474-6298